Exhibit 21.1
LIST OF SUBSIDIARIES OF VESTIN GROUP, INC.

Name	Jurisdiction

JLS Advertising, Inc.	Nevada
Vestin Advisors, Inc.	Nevada
Vestin Capital Inc.	Nevada
Vestin Foundation, Inc.	Nevada
Vestin Mortgage Advisers, Inc.	Arizona
Vestin Mortgage, Inc.	Nevada